Exhibit 1.1


                    AMORTIZING RESIDENTIAL COLLATERAL TRUST
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-BC3


                                TERMS AGREEMENT


                                                    Dated:  May 9, 2001


To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2001-BC3.
------------------

Terms of the Series 2001-BC3 Certificates: Amortizing Residential Collateral
-----------------------------------------
Trust Mortgage Pass-Through Certificates, Series 2001-BC3, Class A, Class A-IO, Class M1, Class M2, Class B, Class P, Class X and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of 2,630 conventional, first lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the "Mortgage Loans") having a Scheduled Principal Balance as of the Cut-off Date of $317,975,673.09. Only the Class A, Class A-IO, Class M1, Class M2 and Class B (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-35026.
----------------------

Certificate Ratings: It is a condition to the issuance of the Class A and Class
-------------------
A-IO Certificates that they be rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by Fitch, Inc. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P," and together with Moody's and Fitch, the "Rating Agencies"). It is a condition to the issuance of the Class M1 Certificates that they be rated "Aa2" by Moody's and "AA" by Fitch and S&P. It is a condition to the issuance of the Class M2 Certificates that they be rated "A2" by Moody's and "A" by Fitch S&P. It is a condition to the issuance of the Class B Certificates that they be rated "Baa1" by Moody's and "BBB+" by Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman
-------------------------------------
Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus (in the case of the Class A-IO Certificates) accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  April 1, 2001.
------------

Closing Date: 10:00 A.M., New York time, on or about May 11, 2001. On the
------------
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                    LEHMAN BROTHERS INC.



                                    By: /s/ Matthew Lewis
                                        --------------------------------------
                                        Name:   Matthew Lewis
                                        Title:  Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By: /s/ Ellen V. Kiernan
    ----------------------------------------
    Name:   Ellen V. Kiernan
    Title:  Vice President

                                                Schedule 1

                        Initial Certificate                                 Purchase
                      Principal (or Notional)        Certificate              Price
    Class                    Amount(1)               Interest Rate          Percentage
-----------------  ----------------------------  --------------------  -----------------
 Class A                   298,897,000                    (2)                100.00%
 Class A-IO                 85,853,432                    (3)                100.00%
 Class M1                    8,744,000                    (2)                100.00%
 Class M2                    7,154,000                    (2)                100.00%
 Class B                     3,180,000                    (2)                100.00%

 -----------------

(1)  Approximate.
(2) Interest will accrue on the Class A, M1, M2 and B Certificates based upon one-month LIBOR plus a specified margin, subject to limitation, as described in the Prospectus Supplement.
(3) The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts, as described in the Prospectus Supplement.